CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 2-95285 on Form N-1A of our report dated March 1, 2010, relating to the financial statements and financial highlights of PC&J Preservation Fund appearing in the Annual Report on Form N-CSR of PC&J Preservation Fund for the year ended December 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Disclosure of Portfolio Holdings" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Cincinnati, Ohio
April 29, 2010